UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☑  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 30, 2009, the following E-mail was sent on behalf of Pershing Square.
To our investors, friends and members of the corporate governance community,

Save the Date:	Monday, May 11, 2009,
11:00 a.m. Eastern Daylight Savings Time

Where:	AXA Equitable Auditorium,
787 Seventh Avenue (between 51st and 52nd Streets),
New York, New York

Registration & Webcast:	www.TGTtownhall.com
As you may know, Pershing Square has nominated five nominees for election at Target Corporation’s May 28, 2009 Annual Meeting of Shareholders. We did so principally because we believe that the Target board lacks sufficient relevant experience and shareholder representation. The nominees we have proposed bring extensive expertise in food retailing, credit cards, real estate, shareholder value, and corporate governance. We refer to our proposed slate as the Nominees for Shareholder Choice:
•	Food Retailing – Jim Donald, former CEO of Starbucks and Pathmark with over 30 years of grocery experience including overseeing the development and growth of Wal-Mart’s SuperCenter business

•	Credit Cards – Richard Vague, a leading credit card operating executive and former CEO and co-founder of First USA, the largest VISA credit card issuer before it was sold to Bank One (now JPMorgan Chase)

•	Real Estate – Michael Ashner, an established real estate executive who currently manages over 20 million square feet of commercial real estate and has acquired more than $12 billion of real estate in 45 states, including more than 85,000 apartment units, 50 million square feet of office, retail and industrial space, and 10,000 hotel rooms

•	Shareholder Value – Bill Ackman, founder of Pershing Square, a public equity investor with a track record for creating value in global consumer businesses, and owner of a 7.8% stake in Target

•	Corporate Governance – Ron Gilson, a world-renowned expert in the field of corporate governance and currently Professor of Law and Business at both Stanford Law School and Columbia University School of Law
To assist you in assessing the Nominees for Shareholder Choice, we are offering you the opportunity to meet each of the nominees in person and ask them any questions that you may have.

On Monday, May 11, 2009, we intend to hold a Town Hall Meeting at 11:00 a.m. Eastern Daylight Savings Time, at the AXA Equitable Auditorium, 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York, where you can meet each of our nominees. If you cannot attend the Town Hall Meeting in person, a live webcast of the Town Hall Meeting will be available at www.TGTtownhall.com. This webcast will be available for replay until the Annual Meeting.
We look forward to seeing you on May 11th as well as on May 28th at the 2009 Annual Meeting in Wisconsin.
The Pershing Square Funds
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 6, 2009, which was subsequently amended on April 21, 2009 and April 29, 2009. Prior to the 2009 Annual Meeting of Shareholders, Pershing Square will furnish a definitive proxy statement to shareholders of Target, together with a GOLD proxy card. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by Pershing Square with the SEC in connection with the 2009 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427 when they become available.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s preliminary proxy statement for the 2009 Annual Meeting of Shareholders, as amended on April 21, 2009 and April 29, 2009.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.